Exhibit 10.211
FORM OF
RESTRICTED STOCK UNIT AWARD
NOTIFICATION AND AGREEMENT
Director Restricted Stock Unit Award

Participant:	Grant Date:

Number of Award Shares:	Vesting Date:	1st Anniversary of Grant Date
1. Grant of Restricted Stock Units. This restricted stock unit award (“Award”) is granted pursuant to the Liberty Mutual Agency Corporation 2010 Executive Long-Term Incentive Plan (the “Plan”), by Liberty Mutual Agency Corporation (the “Company”) to the Participant as a non-employee director of the Company’s Board of Directors (the “Board”). The Company hereby grants to the Participant as of the Grant Date (set forth above) the Award consisting of a right to receive the number of shares set forth above (“Award Shares”) of the Company’s Class A common stock, $0.01 par value (“Common Stock”), upon the Vesting Date, pursuant to the Plan, as it may be amended from time to time, and subject to the terms, conditions, and restrictions set forth herein. Capitalized terms in this award notification and award agreement (the “Award Agreement”) shall have the meaning specified in the Plan, unless a different meaning is specified herein.
2. Terms and Conditions. The terms, conditions, and restrictions applicable to this Award are specified in the Plan, this Award Agreement and any applicable prospectus supplement (together, the “Prospectus”). The terms, conditions and restrictions in the Plan and the Prospectus include, but are not limited to, provisions relating to amendment, vesting, cancellation, and settlement, all of which are hereby incorporated by reference into this Award Agreement to the extent not otherwise set forth herein.
By accepting this Award, the Participant acknowledges receipt of the Prospectus and that he or she has read and understands the Prospectus.
The Participant understands that the value that may be realized, if any, from this Award is contingent, and depends on the future market price of the Common Stock, among other factors. The Participant further confirms the Participant’s understanding that this Award is intended to promote director retention and stock ownership and to align the director’s interests with those of shareholders, is subject to vesting conditions and will be cancelled if the vesting conditions are not satisfied. Thus, the Participant understands that (a) any monetary value assigned to this Award in any communication regarding this Award is contingent, hypothetical, or for illustrative purposes only, and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to the Participant; (b) receipt of this Award or any incentive award in the past is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and that absent a written agreement to the contrary, the Company is free to change its practices and policies regarding incentive awards at any time; (c) vesting may be subject to confirmation and final determination by the Committee that the vesting conditions have been satisfied; and (d) Award Shares shall be subject to lock-up restrictions as described in Section 14 of this Award Agreement. The Participant shall have no rights as a stockholder of the Company with respect to any shares covered by this Award unless and until this Award is vested and settled in shares of Common Stock.
3. Vesting. This Award shall vest in full on the Vesting Date set forth above provided that the Participant continuously serves as a non-employee director on the Board from the Grant Date through the Vesting Date. The Participant shall be credited with an amount in cash (without interest) equal to the dividends the Participant would have received if the Participant had been the owner of a number of shares of Common Stock equal to the number of Award Shares; provided, however, that no amount shall be credited with respect to Shares that have been delivered to the Participant as of the applicable record date. Dividend equivalents shall be subject to the same terms and conditions as the Award Shares, and shall vest (or, if applicable, be forfeited) at the same time as the Award Shares.

Notwithstanding the foregoing, vesting of the Award (and any dividend equivalents) shall be prohibited to the extent it would violate applicable law.
4. Cessation of Services. All of the Participant’s rights under this Award shall expire and be permanently forfeited upon ceasing to serve as a non-employee director on the Board prior to the Vesting Date.
5. Settlement of Award. The Company shall deliver to the Participant a number of shares of Common Stock equal to the number of vested Award Shares on the Vesting Date or as soon as administratively practicable thereafter, but in no event later than two and one-half (2-1/2) months following the end of the calendar year in which the Award vests (the “Short-Term Deferral Period”). For avoidance of doubt, the Company shall be entitled to delay the issuance of shares to a date not later than the end of the Short-Term Deferral Period as the Committee may deem necessary or appropriate to avoid having the Company inadvertently cease to be a member of an “affiliated group” (within the meaning of Section 1504 of the Code) with Liberty Mutual Group Inc. The dividend equivalents described in Section 3 above shall be paid in cash at the same time as the delivery of the Shares under this Section 5 which correspond to such dividend equivalents.
6. Compliance with Non-Compete; Compensation Recovery. The Award Shares shall be subject to being recovered under any compensation recovery policy that may be adopted from time to time by the Company. For avoidance of doubt, compensation recovery rights to Award Shares shall extend to the proceeds realized by the Participant due to the sale or other transfer of the Award Shares.
7. Consent to Electronic Delivery. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other agreements, forms and communications) in connection with this and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors. Electronic delivery of a document to the Participant may be via a Company e-mail system or by reference to a location on a Company intranet site to which the Participant has access.
8. Administration. In administering the Plan, or to comply with applicable legal, regulatory, tax, or accounting requirements, it may be necessary for a member of the LMAC Group to transfer certain Participant data to another member of the LMAC Group, an Affiliated Employer, or to its outside service providers or governmental agencies. By accepting the Award, the Participant consents, to the fullest extent permitted by law, to the use and transfer, electronically or otherwise, of the Participant’s personal data to such entities for such purposes.
9. Entire Agreement/Amendment/Survival/Assignment. The terms, conditions and restrictions set forth in the Plan, this Award Agreement and the Prospectus, constitute the entire understanding between the parties hereto regarding this Award and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof. This Award Agreement may be amended by a subsequent writing (including e-mail or other electronic form) agreed to between the Company and the Participant. Section headings herein are for convenience only and have no effect on the interpretation of this Award Agreement. The provisions of this Award Agreement that are intended to survive the Termination Date of a Participant shall survive such date. The Company may assign this Award Agreement and its rights and obligations hereunder to any current or future member of the LMAC Group or an Affiliated Employer.
10. No Right to Membership on the Board. The Participant agrees that nothing in this Award Agreement constitutes a contract of services with the Company for a definite period of time. Both the Participant and the Company retain the right to terminate the Participant’s status as a Director at any time for any reason or no reason not otherwise prohibited by applicable law. The Company retains the right to decrease the Participant’s compensation and/or benefits, or otherwise change the terms or conditions of the Participant’s service on the Board.
11. Transfer Restrictions. The Participant may not sell, assign, transfer, pledge, encumber or otherwise alienate, hypothecate or dispose of this Award or the Participant’s right hereunder to receive any Award Shares, except as otherwise provided in the Committee’s sole discretion consistent with the Plan and applicable securities laws.

12. Conflict. This Award Agreement is subject to the terms and provisions of the Plan, including but not limited to the adjustment provisions under Section 12 of the Plan. In the event of a conflict between the Plan, this Award Agreement and/or the Prospectus, the documents shall control in that order (that is, the Plan, this Award Agreement, and then the Prospectus).
13. Definitions. For purposes of this Award Agreement, the following terms shall be as defined below:
     (a) “LMAC Group” shall mean the Company and its direct and indirect subsidiaries.
     (b) “Termination Date” shall mean the date on which the Participant ceases to provide services to the Board as a director.
14. Lock-up Restriction. The Participant agrees that, if the Company proposes to offer for sale any Shares pursuant to a public offering under the Securities Act of 1933 and if requested by the Company and any underwriter engaged by the Company for a reasonable period of time specified by the Company or such underwriter following the effective date of the registration statement filed with respect to such offering, the Participant will not, directly or indirectly, offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase, or otherwise dispose of any securities of the Company held by the Participant or enter into any Hedging Transaction (as defined below) relating to any securities of the Company held by the Participant. For purposes of this Section, a “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Shares.
15. Exemption from Section 409A. This Award is intended to be a short-term deferral exempt from Section 409A of the Code and shall be interpreted consistent with this intention.
16. Governing Law. This Award Agreement shall be legally binding and shall be executed and construed and its provisions enforced and administered in accordance with the laws of the Commonwealth of Massachusetts.
[Signature Page to Follow]

     IN WITNESS WHEREOF, the Company by one of its duly authorized officers has executed this Award Agreement as of the day and year first above written.

LIBERTY MUTUAL AGENCY CORPORATION
By:
Its:

     Please indicate your acceptance of the terms and conditions of this Award Agreement by signing in the space provided below and returning a signed copy of this Award Agreement to the Company. IF A FULLY EXECUTED COPY OF THIS AWARD AGREEMENT HAS NOT BEEN RECEIVED BY THE COMPANY BY                     , THE AWARD UNDER THIS AWARD AGREEMENT SHALL BE CANCELLED.
BY SIGNING BELOW, YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE RECEIVED A COPY OF THE PLAN AND ARE FAMILIAR WITH THE TERMS AND PROVISIONS THEREOF, INCLUDING THE TERMS AND PROVISIONS OF THIS AWARD AGREEMENT. YOU HAVE REVIEWED THE PLAN AND THIS AWARD AGREEMENT IN THEIR ENTIRETY, HAVE HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO EXECUTING THIS AWARD AGREEMENT AND FULLY UNDERSTAND ALL PROVISIONS OF THIS AWARD AGREEMENT. FINALLY, YOU HEREBY AGREE TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE ADMINISTRATOR UPON ANY QUESTIONS ARISING UNDER THE PLAN OR THIS AWARD AGREEMENT.
The undersigned hereby accepts, and agrees to, all terms and provisions of this Award Agreement, and the Plan as they pertain hereto.

By:
Name: